Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Enveric Biosciences, Inc. on Form S-8 of our report dated March 25, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Enveric Biosciences, Inc. as of and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Enveric Biosciences, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Morristown, New Jersey

March 24, 2025